Exhibit (g)(i)

April 29, 2014

State Street Bank and Trust Company

200 Newport Avenue/JQB5

North Quincy, Massachusetts 02171

Attention: Andrew Muncey, Vice President

Re: BLACKSTONE ALTERNATIVE INVESTMENT FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established four new series of shares to be known as BLACKSTONE ALTERNATIVE MULTI-STRATEGY FUND, BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND II LTD., BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III L.L.C. and BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND IV L.L.C. (the “Portfolios”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of May 7, 2013, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each management investment company and other fund party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolios under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

By:	/s/ Arthur Liao
Name:	Arthur Liao
Title:	Authorized Signatory, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President, Duly Authorized

Effective Date: June 1, 2014

Blackstone Alternative Asset Management L.P.

345 Park Avenue New York NY 10154

T 212 583 5000 F 212 583 5749

www.blackstone.com